Exhibit 10.31

First Amendment to the

Memorandum of Understanding

Between

[Logo For Lockheed Martin]

Lockheed Martin Services, Inc.

Lockheed Martin Space Operations

And

[Logo For Varitek]

This is in regards to that certain Memorandum of Understanding (MOU) between Lockheed Martin and Varitek Industries executed                          a copy of which is attached for reference. This shall serve to amend the MOU as further described herein. Unless modified by this First Amendment or otherwise in writing, all other provisions of the MOU shall remain in effect.

Section addition:

13. Marketing and Sales

a.	The Parties intend to cooperate in the marketing and sales of the VATK products and services to LMSO operating units and LMSO customers. LMSO will identify potential applications within the Lockheed organization where the VATK products and services could be deployed. In addition, LMSO will work diligently to identify potential applications within the existing and future customer base where the VATK products could be deployed.

b.	The Parties intend to cooperate in the development of a joint marketing and sales program directed towards the LMSO internal sales opportunities as well as the LMSO external sales opportunities. The program will identify sales goals, target prospects and a timeline for completion. The Parties at no cost to each other will perform this effort jointly, and the results will be jointly owned and executed by the Parties.

c.	So long as the Parties remain under contract for services, LMSO shall be granted an non-exclusive reseller agreement with regard to the following:.

1.	US Government
2.	US Department of Defense
3.	Homeland Security
4.	National Aeronautics and Space Administration
5.	Federal Aeronautics Administration
6.	United States Coast Guard
7.	Target LMSO customers identified in writing to VATK

d.	The terms of LMSO’s non-exclusive reseller agreement shall be negotiated in good faith between the Parties, and shall include best customer pricing on all hardware components and a participation in the recurring revenue generated by customers developed under the provisions of this Section c.

e.	In regards to other customers generated by LMSO, the parties agree to negotiate in good faith an agreement whereby LMSO shall participate in the recurring revenue generated as a result of such sales.

f.	In regards to any and all sales of the VATK products and services that are generated by LMSO, a first right of refusal shall be granted to LMSO to perform the contract services required for hardware and software installation.

Lockheed Martin
Space Operations	Varitek Industries

/S/ TED BILKE	/S/ ART GOETZE
Ted Bilke	Art Goetze
Vice President	President